EXHIBIT 18.1

RESOURCE AMERICA, INC.

Grant Thornton LLP Preferability Letter

August 4, 2006

Resource America, Inc.
1845 Walnut Street, Suite 1000
Philadelphia, PA 19103

To the Board of Directors and Shareholders of Resource America, Inc.:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2006, of the facts relating to the change in accounting for equity method investments. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Resource America, Inc., that the accounting change described in your Form 10-Q is an alternative application of an accounting principle that is preferable under the circumstances. We have not audited any consolidated financial statements of Resource America, Inc. as of any date or for any period subsequent to September 30, 2005. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Resource America, Inc., or on the financial position, results of operations, or cash flows of Resource America, Inc. as of any date or for any period subsequent to September 30, 2005.

Yours truly,

GRANT THORNTON LLP
Cleveland, Ohio